Exhibit 23.2

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-107112 of Pro-Pharmaceuticals, Inc. (the “Company”) on Form SB-2 of our report dated April 10, 2002 (which expresses an unqualified opinion), appearing in the Prospectus, which is part of the Registration Statement, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/    SCILLIA DOWLING & NATARELLI LLC

Scillia Dowling & Natarelli LLC

Hartford, CT

July 29, 2003